Three Cities Offshore II C.V.
                           Three Cities Fund II, L.P.
                         c/o Three Cities Research, Inc.
                               650 Madison Avenue
                            New York, New York 10022




                                                              July 26, 1999


Mr. John J. Pomerantz
President and Chief Executive Officer
The Leslie Fay Company, Inc.
1412 Broadway
New York, NY 10018

                                    Directors
                                    ---------

Dear Mr. Pomerantz:

                  The New Stockholders (as defined below) have agreed to acquire up to approximately 65% of the outstanding capital stock through a stock purchase and subsequent merger of The Leslie Fay Company, Inc., a Delaware corporation (the "Company"). You and the Company are parties to an employment agreement, dated as of January 4, 1998 (the "Executive Employment Agreement").

                  Capitalized terms used and not otherwise defined shall have the meanings set forth in the Registration Rights Agreement, dated as of May 12, 1999, among the Company and Three Cities Fund II, L.P., a Delaware limited partnership ("TCF II"), and Three Cities Offshore II C.V., a Netherlands Antilles limited partnership (together with TCF II, the "New Stockholders").

                  The New Stockholders and you agree (i) to vote the respective shares of Common Stock owned by the New Stockholders and you in favor of the nominees for the Board of Directors at the next annual meeting of stockholders of the Company scheduled for August 24, 1999 (the "Upcoming Meeting") who will be the directors of the Company who were directors of the Company at the time of the public announcement of the Merger and (ii) not to take any actions to change the size or composition of the Board of Directors until at least the next annual meeting of stockholders of the Company following the Upcoming Meeting.

                  With respect to nominees for the Board of Directors at Subsequent Annual Meetings, for so long as you have the contractual right to designate at least one nominee to the Board of Directors of the Company, the New Stockholders and you shall mutually agree on the identity of all of the nominees to serve as directors (the "Joint Slate") of the Company (other than any nominee of other persons who have a contractual right to designate such nominee). If the New Stockholders and you do not agree on the Joint Slate within a reasonable period of time prior to the date regularly set for the mailing of the proxy statement for a Subsequent Annual Meeting, you shall have the right to designate at least 28% of the nominees to the Board of Directors of the Company in accordance with the Executive Employment Agreement (the "Pomerantz Nominees"), and the New Stockholders shall have the right to designate at least their Proportionate Percentage of the Board of Directors of the Company (the "New Stockholder Nominees"); provided, that before the New Stockholders shall designate any individual, you shall have a reasonable opportunity to meet with such individual and such individual must be reasonably satisfactory to you. You acknowledge that any officer of Three Cities Research, Inc. is deemed to be reasonably satisfactory as a nominee to serve as a director of the Company.

                  Notwithstanding any of the foregoing, the New Stockholders and you acknowledge that any of the nominees designated in accordance with this letter shall be subject to the approval of a majority of the Board of Directors of the Company voting on the matter in accordance with the Company's By-laws; provided, however, that if the Joint Slate or such other nominees are not so approved, the New Stockholders and you shall take such reasonable further action in their capacity as stockholders of the Company as may be reasonably necessary to effect a stockholder election of the Joint Slate or such other nominees at such Subsequent Annual Meeting; provided, further, that notwithstanding anything to the contrary contained herein, neither the New Stockholders nor you shall be obligated or otherwise required to effect a proxy contest to have any or all of the Joint Slate or such nominees elected as directors of the Company.

                  The New Stockholders and you each agree as follows:

                           (A) to appear, or cause the holder of record (the
"Record Holder") of any shares of Common Stock beneficially owned by the New Stockholders and you, as the case may be, on any applicable record date to appear, for the purpose of obtaining a quorum at any annual or special meeting of stockholders of the Company and at any adjournment thereof, at which matters relating to the nomination of directors are considered; and

                           (B) at any meeting of the stockholders of the
Company, however called, and in any action by consent of the stockholders of the Company, to vote, or cause to be voted by the Record Holder, any shares of Common Stock then owned by the New Stockholders and you, as the case may be, (i)
(x) if the New Stockholders and you agree on the Joint Slate and the Joint Slate is put to a vote of stockholders of the Company, in favor of the adoption of the Joint Slate or (y) if a Joint

Slate is not agreed or put to such a vote, in favor of the election of the Pomerantz Nominees and the New Stockholder Nominees to the extent such Nominees are put to a vote of stockholders of the Company and (ii) against any competing slate of directors.

                  This letter shall be governed by and construed in accordance with the laws of the State of Delaware.

                  If the foregoing accurately sets forth your understanding with regard to the matter specified herein, please so indicate your agreement by signing a copy of this letter and returning an original to us at the address set forth above.

                                   Sincerely,

                                   THREE CITIES OFFSHORE II C.V.

                                           By:  THREE CITIES ASSOCIATES N.V.,
                                                  its general partner


                                           By:   /s/ J. William Uhrig
                                                --------------------------------
                                                J. William Uhrig
                                                Managing Director


                                          THREE CITIES FUND II, L.P.

                                           By:  TCR ASSOCIATES, L.P.,
                                                  its general partner


                                           By:  /s/ Thomas G. Weld
                                                --------------------------------
                                                Thomas G. Weld
                                                Treasurer


ACCEPTED AND AGREED as of the date first written above:


  /s/ John J. Pomerantz
-----------------------------
John J. Pomerantz